               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549






                            FORM 8-K

                         CURRENT REPORT



          Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934.

Date of Report (Date of earliest event reported):

                        January 31, 1994


                      ANALOGIC CORPORATION
      Exact name of registrant as specified in its charter

                         Massachusetts
          State or other jurisdiction of incorporation


       06-6715                          04-2454372
Commission File Number         IRS Employer Identification
                               Number


      8 Centennial Drive, Peabody, Massachusetts     01960
    Address of principal executive offices          Zip Code

Registrant's telephone number, including area code:

                         (508) 977-3000

                           N/A
Former name or former address, if changed since last report

Item 5.   Other Events.

     On January 31, 1994, the Company filed a three-count third-party complaint against Bernard Friedman, a former officer and Vice Chairman of the Board (Mr. Friedman resigned as Vice Chairman on July 31, 1993), alleging breach of fiduciary duty, negligent misrepresentation and intentional misrepresentation in connection with the terms of the Company's lease, (as well as an amendment thereto), of the facility at 360 Audubon Road, Wakefield, Massachusetts, from Audubon Realty Limited ("Audubon"), a limited partnership of which Mr. Friedman is the sole general partner. The Company alleges that Mr. Friedman, at the time both the lease and the amendment were negotiated and at all other relevant times, was an officer and director of the Company and thereby owed to it a fiduciary duty. The Company further alleges that Mr. Friedman, in specifically representing that the rent payable by the Company would never exceed fair market rates and that he would discharge his fiduciary duty to Analogic, and then later asserting what rent was purportedly due under the lease, and in making claims as to rent due, was not acting in good faith nor in the reasonable belief that his actions were in the best interests of the Company. Mr. Friedman, as general partner of Audubon, has claimed that the Company failed to pay rent according to the terms of the lease. In addition to denying the substantive allegations of Mr. Friedman's claims, the Company has also counterclaimed against Mr. Friedman, in his capacity as general partner, for all rents paid in excess of fair rental value.

     Bernard M. Gordon, President and Chairman of the Board of Directors of the Company, is a limited partner in Audubon. He has disclaimed his right to any portion of the rent payable by the Company which the Company deems to be in excess of said fair rental value. Mr. Gordon has so advised the Board, indicating that he will return to the Company any such excess sums he may receive in the event Mr. Friedman prevails upon his claim.
     While in the opinion of management, the amounts at issue in this litigation will not have a material effect on the Company's business, management believes that in view of his former positions with the Company, Mr. Friedman's actions nevertheless warrant disclosure.

                         Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  ANALOGIC CORPORATION

                               BY:  /s/  John A. Tarello
                                   -------------------------
                                   John A. Tarello, Sr. Vice
                                     President and Treasurer

Date:  February 17, 1994